                                                                    Exhibit 4.8

                          THE DAILY RACING FORM
                        ONLINE AFFILIATE AGREEMENT

    THIS ONLINE AFFILIATE AGREEMENT (the "AGREEMENT"), dated as of April 1st, 2000, between Daily Racing Form, L.L.C. ("DRF") and Starnet
Communications International Inc., Starnet Communications International, Starnet Place - Newgate Street P.O. Box 1589 St. John's Antigua West Indies, (the "Affiliate")

    WHEREAS, DRF and the Affiliate wish to set forth the terms and conditions for the participation of the Affiliate in the DRF Online Affiliate Program (the "PROGRAM").

    1. DEFINITIONS.

    "AFFILIATE" has the meaning set forth in the preamble to this Agreement.

    "AFFILIATE SITE" means the web site upon which the Affiliate posts the DRF Content as part of the Program.

    "DRF" has the meaning set forth in the preamble to this Agreement.

    "DRF CONTENT" means all existing and future digitized and non-digitized articles, reviews, digital or transcribed interviews, video and audio libraries, photographs, books, Intellectual Property and any other content which DRF or any of its affiliates has through a licensing arrangement with any other entity, together with the DRF online edition, DRF Banner and all thoroughbred handicapping information and news.

    "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by DRF or any of its affiliates: (i) trademarks, service marks, trade dress, trade names, Internet domain names, logos, slogans, personalities and corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (ii) copyright registrations and applications for registration thereof and non-registered copyrights; (iii) patents, trade secrets, know-how, data, inventions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (iv) computer software programs, including, without limitation, all source code, object code, and documentation related thereto.

    "NEW DRF SUBSCRIBER" has the meaning set forth in Section 4 to this Agreement.

    "PROGRAM" has the meaning set forth in the recitals to this Agreement.

    "REFERRAL PAYMENT" has the meaning set forth in Section 4 to this Agreement.

    "SPECIAL LINKS" has the meaning set forth in Section 3 to this Agreement.

    2. DRF CONTENT. The Affiliate will receive the DRF Content for a particular DRF Website, which the Affiliate is required to use or link, on an exclusive basis, at all times in conformity with guidelines provided by DRF. In accordance with this exclusive agreement, the Affiliate may not permit or enter into an agreement with a third party for an Affiliate link to that third party's handicapping information, past performances, racing news and features, entries or results or for any other product the same or substantially similar to the DRF Content. Further, Affiliate shall not display advertisements from third parties which contain copy stating or implying that such parties can provide, supply or offer past performances. The Affiliate may not store old DRF Content, or create any archive of the DRF Content the Affiliate obtains. DRF will provide links that the Affiliate also must post at the Affiliate Site and the Affiliate may not add other links from or to the DRF Content or the DRF Website. The Affiliate will notify DRF of the name and url of the Affiliate Site(s) on which the DRF Content will be posted and the Affiliate cannot post the DRF Content anywhere other than on the listed Affiliate Site, or make it available to third parties for posting on other Web sites or distribution in placement and presentation of the DRF Content shall at all times conform to the guidelines provided by DRF.

    2a. DRF ENTRIES AND RESULTS. DRF will provide entries and results for display on Affiliate's Website, and at Affiliate's sole cost and expense. Such display shall be on an exclusive basis and shall contain the logo identification of DRF. Affiliate shall provide DRF prominent identification and recognition on its Website including, but not limited to, a home page link to drf.com.

    3. SPECIAL LINKS. DRF will provide the Affiliate with guidelines and graphical artwork to use in linking to the DRF Website. To permit accurate tracking, reporting and Referral Payment accrual, DRF will provide the Affiliate with special "tagged" link formats ("SPECIAL LINKS") to be used in all links between the Affiliate Site and the DRF Website. The Affiliate must insure that each of the links between the Affiliate Site and the DRF Website property utilizes such Special Links. The Affiliate will only earn the Referral Payment with respect to activity on the Affiliate Site occurring through Special Links and DRF will not be liable to the Affiliate with respect to any failure of the Affiliate to use Special Links, including to the extent such failure may result in any reduction of amounts which would otherwise be paid the Affiliate pursuant to this Agreement. Affiliate warrants and represents that such links shall be exclusive between it and DRF, as defined herein.

                  4. REWARDS FOR PARTICIPATION. DRF will pay the Affiliate for certain paid subscriptions to THE DAILY RACING FORM (the "FORM") that result directly form the Affiliate's participation in the Program at the rate of ten per cent (10%) of the then subscription price. For every person who purchases a paid subscription to DRF as a direct result of using one of the Special Links from the Affiliate Site to DRF that DRF provides to the Affiliate, does not cancel that paid subscription within 45 days after first registering for the Form, and is not a then-current or previous (a "NEW DRF SUBSCRIBER"), regardless of the payment plan selected, as follows:

                        SUBSCRIPTION PLAN                  AFFILIATE ROYALTIES**
                        -----------------                  ---------------------
TYPE                    TERM            PRICE*                (10%)
----                    ----            ------
STANDARD                1 MTH           $59.95                 $6.00
(60 CARDS/MTH)          3 MTH           149.95                 15.00
                       12 MTH           549.95                 55.00
UNLIMITED               1 MTH            99.95                 10.00
                        3 MTH           249.95                 25.00
                       12 MTH           799.95                 80.00

* DRF RESERVES THE RIGHT TO AMEND THE SUBSCRIPTION PRICES IN ITS DISCRETION. ** THE ROYALTY WILL CONTINUE UPON THAT SUBSCRIBER'S RENEWAL, AND BASED ON THAT PERSON'S SUBSCRIPTION PRICE AT RENEWAL.

                  5. REPORTS AND PAYMENT SCHEDULE. Each quarter, DRF will e-mail to the Affiliate a report showing the number of individuals who have purchased a paid subscription to DRF as a direct result of using one of the Special Links from the Affiliate Site to DRF, and the number of New DRF Subscribers. DRF will pay the Affiliate by check on a quarterly basis, within 90 days after the end of the preceding calendar quarter.

         If the amount DRF owes to the Affiliate is less that US $100, DRF may elect to defer the payment until the succeeding payment period or until this Agreement is terminated, whichever occurs first, provided that notwithstanding whether any Referral Payments are made, DRF will provide the quarterly reports.

                  6. THE AFFILIATE SITE.
         a. The Affiliate shall: (i) be responsible for all aspects of the Affiliate Site, including but not limited to its development, maintenance, customer service, and content, and all costs associated with the Affiliate Site; and (ii) maintain the high standards that enabled the Affiliate Site to be selected for the Program. DRF disclaims any responsibility or liability for the development, maintenance, customer service, content or cost associated with the Affiliate Site.

         b. The Affiliate Site may be deemed unacceptable by DRF, in its sole discretion, at any time and this Agreement may be terminated by DRF for any of the following reasons or similar reasons, which are illustrative, should the Affiliate Site:

                        o contains sexually explicit material; promotes sexually
                          explicit material; or links to sexually explicit material;
                        o contains violent material; promotes violence; or links
                          to violent material;
                        o promotes, depicts, or links to material that promotes
                          or depicts discrimination based on race, sex, religion, national origin, physical or mental disability, sexual orientation, or age;

                        o contains unlawful material, including but not limited
                          to material that may violate another's intellectual property rights, or links to a site that contains unlawful material;

                        o includes Daily Racing Form Online, Daily Racing Form,
                          DRF, DRF Online, "the Form," "daily racing" or variations, abbreviations, acronyms or misspellings thereof in their domain names;

                        o contains information on illegal activity; promotes
                          illegal activity; or links to a site that provides information on or promotes illegal activity; or

                        o is or becomes under construction and/or not fully
                          operational.

                  7. USE OF DRF MATERIALS: (a) DRF grants the Affiliate a non-exclusive non-transferable, revocable right to use the DRF Content on an exclusive basis on the Affiliate Site solely in accordance with this Agreement and solely to identify the Affiliate Site as a Program participant, and to use the Intellectual Property solely in furtherance of this Agreement. The Affiliate may not modify the DRF Content or the Intellectual Property in any way and must use them AS IS, without additions, deletions, or alterations thereto. The Affiliate shall create an online environment on the Affiliate Site that attractively features and draws attention to the DRF Content and the DRF Entries and Results. However, the Affiliate Site may not copy or closely resemble DRF Site's look and feel. (b) All rights to the materials provided by DRF under this Agreement, including but not limited to the Intellectual Property shall remain the sole property of Daily Racing Form LLC. These limited rights shall be automatically revoked upon termination of this Agreement. (c) The Affiliate may not use the DRF content or the Intellectual Property in any other way or in any other written or online materials, without first obtaining DRF's express prior written permission in each instance and for the particular use. This applies to, for example and not in limitation of the foregoing, press releases, advertising and promotional materials. The Affiliate shall use the Intellectual Property in conformance with DRF's trademark usage policies as communicated to the Affiliate from time to time. DRF may immediately terminate this license for the use of the Intellectual Property if it believes, in its sole discretion, that the Affiliate's use of the Intellectual Property dilutes, tarnishes or blurs the value of its Intellectual Property. The

Affiliate hereby acknowledges that its use of the Intellectual Property will not create in the Affiliate, not will the Affiliate represent that it has any right, title, or interest in or to the Intellectual Property other than the license granted by DRF in this Agreement. The Affiliate will not challenge the validity of or attempt to register any Intellectual Property or its interest therein as a licensee, not will the Affiliate adopt any derivative or confusingly similar names, brands or marks or create any combination marks with the Intellectual Property. The Affiliate acknowledges DRF's ownership and exclusive right to use the Intellectual Property and agrees that all goodwill arising as a result of the use of the Intellectual Property shall inure to the benefit of DRF.

     8. TECHNICAL SUPPORT. DRF also will provide a reasonable amount of technical support via e-mail, for questions the Affiliate may have in adding the graphics or DRF Content to the Affiliate Site.

     9. MODIFICATION OF AGREEMENT. DRF may add or modify any term in the Program or this Agreement, at any time and at DRF's sole discretion, by posting a change notice or a new Agreement on the DRF Site. IF AT ANY TIME DRF MAKES A CHANGE THE PROGRAM OR THIS AGREEMENT THAT IS UNACCEPTABLE TO THE AFFILIATE, THE AFFILIATE'S ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT, BY NOTIFYING DRF AS SPECIFIED BELOW. CONTINUING TO PARTICIPATE IN THE PROGRAM AFTER DRF HAS NOTIFIED THE AFFILIATE OR POSTED MODIFICATIONS TO THE PROGRAM OR THIS AGREEMENT CONSTITUTES LEGALLY BINDING ACCEPTANCE OF THE CHANGES AND MODIFIED AGREEMENT.

     9. TERM. (a) The Term of this Agreement (unless earlier terminated in accordance with Section 10 or 12 hereunder) shall be three (3) years from the date hereof. (b) Notwithstanding section 11 (a), either party may elect to extend this Agreement for an additional period of three (3) years by providing written notice to the remaining party of its intention to so extend no earlier than 120 days or no later than 90 days prior to the expiration of the initial term, provided, however, the party receiving the notice of extension may decline to extend this Agreement by written notice to such other party no later than thirty (30) days after receipt of the notice of extension.

     10. TERMINATION. DRF shall have the right to terminate this Agreement at any time without cause upon thirty (30) days written notice in accordance with Section 13 hereof. Affiliate shall have the right to terminate this agreement in accordance with Section 10. Each party shall have the right to terminate this Agreement immediately on notice (a) upon a breach of any obligation hereunder by the other party, which breach is not remedied within fifteen (15) days following the date of such notice setting forth in reasonable detail the elements of such breach; or (b) in the event the other party becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due). Notwithstanding the foregoing, DRF shall have the right to terminate this Agreement immediately upon written notice in the event Affiliate breaches subsection 6(b).

     Upon the expiration or termination of this Agreement for any reason: (a) Affiliate shall: (i) immediately remove and cease to use all DRF Content any other material DRF has provided or licensed to the Affiliate under this Agreement, including, without limitation, all Intellectual Property; (ii) assist DRF in the prompt removal of all links; and (iii) deliver to DRF all originals and copies of the DRF Content and other materials DRF has provided or licensed to the Affiliate.

     Upon termination, DRF will pay the Affiliate any Referral Payments owed, at the times otherwise set forth in this Agreement (i.e., within ninety (90) days of the end of the then-current calendar quarter).

     13. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

                                    If to DRF:

                                    Daily Racing Form, L.L.C.
                                    315 Hudson Street
                                    New York, NY 10013
                                    Attention: Katherine Wilkins
                                    Facsimile: 212-366-7727

                                    If to Affiliate:

                                    Starnet Communications International, Inc.
                                    Starnet Place - Newgate Street
                                    P.O. Box 1589
                                    St. John's Antigua West Indies
                                    Attention: Mr. Paul Nyzuk
                                    Facsimile: (268) 480-1656
                                    E-mail address: nyzuk@starnetsystems.net

     or such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the parties hereto, provided that DRF reserve the right to send e-mail to the Affiliate for the purpose of informing the Affiliate of applicable changes or additions to the Program. Each such notice, request or other communication shall be effective: (i) if delivered in person, when such delivery is made at the address specified in this Section 13; (ii) if delivered by overnight courier, the next business day after such delivery is sent to the address specified in this Section 10; or (iii) if delivered by facsimile or e-mail (if applicable), when such facsimile or e-mail is transmitted to the facsimile number or e-mail address specified in this Section 13 and the appropriate confirmation is received.

     14. RELATIONSHIP. Nothing in this Agreement creates a partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Affiliate and DRF. The Affiliate is not authorized to sell DRF subscriptions directly to customers or otherwise represent DRF. The Affiliate will not make any statements to the contrary, anywhere, including but not limited to on the Affiliate Site, in the Affiliate's promotional materials, or in discussions with any third persons. If the Affiliate wishes to reference this relationship publicly, the Affiliate is required to use the approved language provided to DRF upon execution of this Agreement.

     15. LIMITATION ON LIABILITY AND DAMAGES. DRF WILL NOT BE LIABLE TO THE AFFILIATE OR ANYONE ELSE FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOSS OF REVENUE, PROFITS OR DATA,, OR OTHER TYPES OF DAMAGES OTHER THAT DIRECT DAMAGES ARISING IN CONNECTION WITH THIS PROGRAM OR THIS AGREEMENT OR THE DRF CONTENT, EVEN IF DRF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DRF'S AGGREGATE LIABILITY ARISING WITH RESPECT TO THE PROGRAM AND THIS AGREEMENT AND THE DRF CONTENT SHALL NOT EXCEED THE TOTAL OF REFERRAL PAYMENTS PAID OR PAYABLE TO THE AFFILIATE UNDER THIS AGREEMENT.

     16. NO WARRANTIES. DRF PROVIDES THE DRF CONTENT "AS IS" WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES. DRF DOES NOT WARRANT THE ACCURACY, TIMELINESS, COMPLETENESS, ADEQUACY, MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OF THE DRF CONTENT OR THE PROGRAM.

     17. GOVERNING LAW. This Agreement is governed by the laws of the United States and the state of New York, without reference to rules governing choice of laws. Any action relating to the Program, this Agreement, or the DRF Content must be brought in a court located within New York City, New York, and the Affiliate irrevocably consents to the personal jurisdiction and venue of such courts.

     18. ASSIGNMENT. None of the rights and obligations of the parties to this Agreement may be assigned by either party, except (a) to the transferee of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise) or (b) to any other entity that is controlled by, or is under common control with such party.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and said assigns.

     DRF's failure to enforce the Affiliate's strict performance of any term of this Agreement will not constitute a waiver of DRF's right to subsequently enforce such term or any other term in this Agreement.

     19. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. Except as provided in Section 10 herein, this Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

     21. INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.


                                   DAILY RACING FORM, L.L.C.


                                   By:
                                      ------------------------------------
                                      Name:
                                      Title:
                                      Date:

                                   STARNET COMMUNICATIONS, INTERNATIONAL, INC.

                                   By: /s/ Meldon Ellis
                                      ------------------------------------
                                      Name: Meldon Ellis
                                      Title: President and CEO
                                      Date: April 3, 2000